Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and S-1 of Nutrition & Biosciences, Inc. of our report dated February 14, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of DuPont de Nemours, Inc., which appears in DuPont de Nemours, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania September 4, 2020